Exhibit 99.1h(1)

                            TRANSFER AGENCY AGREEMENT

      TRANSFER AGENCY AGREEMENT (the "Agreement") dated as of May 9, 2007, between TD Asset Management USA Funds Inc., a Maryland corporation, (the "Company"), on its own behalf and on behalf of its separate series listed on Schedule A to this Agreement (collectively, the "Funds") and TD AMERITRADE Clearing, Inc., a Nebraska corporation, ("TDA Clearing").

      WHEREAS, the Company is registered with the Securities and Exchange Commission (the "Commission") as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act");

      WHEREAS, the Company desires that TDA Clearing perform transfer agency services for the classes of the Funds listed on Schedule A ("Classes"); and

      WHEREAS, TDA Clearing is willing to perform such services on the terms and conditions set forth in this Agreement.

      NOW, THEREFORE, in consideration of the covenants hereinafter contained, the Company and TDA Clearing hereby agree as follows:

      1. Services

      (a) TDA Clearing shall perform for the Classes of the Funds the transfer agent services set forth in Schedule B to this Agreement.

      (b) TDA Clearing may, with prior written consent of the Company or a Fund, delegate some or all of its obligations under this Agreement to one or more third parties that, after reasonable inquiry, TDA Clearing deems to be competent to assume such obligation. TDA Clearing shall be fully responsible for the acts of such third parties and shall not be relieved of any of its responsibilities under this Agreement by virtue of the use of such third parties.

      2. Fees

      The Funds shall pay TDA Clearing for the services to be provided by TDA Clearing under this Agreement in accordance with, and in the manner set forth in, Schedule C to this Agreement.

      3. Effective Date

      This Agreement shall commence and become effective upon the clearing conversion whereby clients accounts will be transferred from National Investor Services Corp. to TDA Clearing which is anticipated to occur on or about May 14, 2007 (the "Effective Date").

      4. Term

      (a) This Agreement shall continue in effect for an initial term of two years from the Effective Date (the "Initial Term"). Thereafter, unless otherwise terminated pursuant to this Agreement, this Agreement shall be renewed for successive one year periods ("Rollover Periods") provided that such renewal is specifically approved at least annually by the Company Board of Directors (the "Board") with respect to each Fund provided that its renewal also is approved by a majority of the Board members who are not "interested persons" (as defined in the 1940 Act) of any party to this Agreement and who have no direct or indirect financial interest in this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement is terminable with respect to any Fund or class thereof, without penalty, on not less than sixty days' notice, by the Board with respect to such Fund. This Agreement is terminable, without penalty, on not less than one (1) year's notice by TDA Clearing to the Company. This Agreement shall terminate automatically in the event of its "assignment" (as defined in the 1940 Act).

      (b) Notwithstanding the foregoing termination provisions, following any such termination, in the event that TDA Clearing in fact continues to perform any one or more of the services contemplated by this Agreement with the consent of the Company, the provisions of this Agreement, including without limitation the provisions dealing with compensation and indemnification, shall continue in full force and effect.

      5. Standard of (Care; Force Majeure; Limitation of Liability

      (a) TDA Clearing shall provide its services as transfer agent in accordance with the applicable provisions of Section 17A of the Securities Exchange Act of l934 ("Exchange Act"). In providing services under this Agreement, TDA Clearing shall use reasonable professional diligence in the performance of services under this Agreement, but shall not be liable to the Company or the Funds for any action taken or omitted by TDA Clearing in the absence of bad faith, willful misfeasance, negligence or reckless disregard by it of its obligations and duties. The duties of TDA Clearing shall be confined to those expressly set forth in this Agreement, and no implied duties are assumed by or may be asserted against TDA Clearing under this Agreement.

      (b) Notwithstanding any other provision of this Agreement, TDA Clearing assumes no responsibility hereunder, and shall not be liable for, any damage, loss of data, delay or any other loss whatsoever caused by events beyond TDA Clearing's control. Events beyond TDA Clearing's control include, without limitation, force majeure events, such as natural disasters, terrorism, actions or decrees of governmental bodies, and communication lines failures that are not the fault of either party. In the event of force majeure, computer or other equipment failures or other events beyond its control, TDA Clearing shall follow applicable procedures in its disaster recovery and business continuity plan and use all commercially reasonable efforts to minimize any service interruption.

      (c) TDA Clearing shall provide the Company, at such times as the Company may reasonably request, copies of reports rendered by independent auditors on the internal controls and procedures of TDA Clearing relating to the services provided by TDA Clearing under this Agreement.

      (d) NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL EITHER PARTY, ITS AFFILIATES OR ANY OF ITS OR THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR SUBCONTRACTORS BE LIABLE FOR EXEMPLARY, PUNITIVE, SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES, OR LOST PROFITS, EACH OF WHICH IS HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE OR WHETHER EITHER PARTY OR ANY ENTITY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

      6. Disaster Recovery

      TDA Clearing shall take reasonable steps to ensure the periodic backup of computer files and data with respect to a Fund and emergency use of electronic data processing equipment. In the event of equipment failures, TDA Clearing shall, at no additional expense to a Fund, take reasonable steps to minimize service interruptions caused by equipment failure, provided such loss or interruption is not caused by TDA Clearing's own willful malfeasance, bad faith, negligence or reckless disregard of its duties or obligations under this Agreement and provided further that TDA Clearing has complied with the Provisions of this Section 6.

      7. Instructions/Certain Procedures, etc.

      (a) TDA Clearing shall be protected in acting upon any document that it reasonably believes to be genuine and to have been signed or presented by the proper person or persons. TDA Clearing will not be held to have notice of any change of authority of any officers, employees or agents of the Company or the Funds until receipt of actual notice thereof from the Company or the Funds.

      (b) Subject to Section 20(b) of this Agreement, whenever TDA Clearing is requested or authorized to take action hereunder pursuant to instructions from a shareholder, or a properly authorized agent of a shareholder ("shareholder's agent"), concerning an account in a Fund, TDA Clearing shall be entitled to rely upon any certificate, letter or other instrument or communication (including electronic mail), reasonably believed by TDA Clearing to be genuine and to have been properly made, signed or authorized by an officer or other authorized agent of the Company or such Fund or by the shareholder or shareholder's agent, as the case may be, and shall be entitled to receive as conclusive proof of any fact or matter required to be ascertained by it hereunder a certificate signed by an officer of the Company or such Fund or any other person authorized by the Board or by the shareholder or shareholder's agent, as the case may be.

      (c) As to the services to be provided hereunder, TDA Clearing may rely conclusively upon the terms of the relevant then-current Prospectus and Statement of Additional Information of the Funds, to the extent that such services are described therein unless TDA Clearing receives written instructions to the contrary in a timely manner from the Company or the Funds.

      (d) The parties may amend any procedures adopted, approved or set forth herein by written agreement as may be appropriate or practical under the circumstances, and TDA Clearing may reasonably assume that any special procedure which has been approved by an executive officer of the Funds (other than an officer or employee of TDA Clearing or its affiliates) does not conflict with or violate any requirements of the Funds' Charter, By-Laws or then-current Prospectus.

      8. Indemnification

      (a) Each Fund, severally and not jointly, shall indemnify and hold harmless TDA Clearing and its employees, agents, directors, officers and nominees from and against any claims, demands, actions, suits, judgments, liabilities, losses, damages, cost, charges, counsel fees and other expenses including reasonable investigation expenses (collectively, "Losses") resulting directly and proximately from TDA Clearing's performance of services under this Agreement with respect to that Fund or based, if applicable, upon TDA Clearing's reasonable reliance on information, records, instructions or requests pertaining to services hereunder with respect to that Fund, that are given or made to TDA Clearing by the Fund, its investment adviser, or other authorized agents of the Fund; provided that this indemnification shall not apply to actions or omissions of TDA Clearing involving bad faith, willful misfeasance, negligence or reckless disregard by TDA Clearing of its obligations and duties under this Agreement.

      (b) TDA Clearing shall indemnify, defend, and hold the Funds, and their directors, officers, agents and nominees harmless from and against Losses resulting directly and proximately all actions of TDA Clearing or its agents taken outside the scope of this Agreement or from TDA Clearing's willful misfeasance, bad faith or negligence in the performance of, or the reckless disregard of, its duties or obligations hereunder; provided that this indemnification shall not apply to actions or omissions of the Company or the Funds involving bad faith, willful misfeasance, negligence or reckless disregard by the Company or the Funds of their obligations and duties.

      (c) In order that the indemnification provisions contained herein shall apply, if in any case a party may be asked to indemnify or hold the other party harmless, the other party shall fully and promptly advise the indemnifying party in writing of all pertinent facts concerning the situation in question. The party seeking indemnification will use all reasonable care to identify and notify the indemnifying party in writing promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the indemnifying party, but failure to do so in good faith shall not affect the rights hereunder except to the extent the indemnifying party is materially prejudiced thereby. As to any matter eligible for indemnification, an indemnified party shall act reasonably and in accordance with good faith business judgment and shall not effect any settlement or confess judgment without the consent of the indemnifying party, which consent shall not be withheld or delayed unreasonably.

      (d) The indemnifying party shall be entitled to participate in, at its own expense or, if it so elects, to assume, the defense of any claim or suit subject to this indemnity provision. If the indemnifying party elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by it and reasonably satisfactory to the indemnified party. In the event that the indemnifying party elects to assume the defense of any suit and retain counsel, the indemnified party shall bear the fees and expenses of any additional counsel retained by it. An indemnifying party shall not effect any settlement without the consent of the indemnified party

(which shall not be withheld or delayed unreasonably by the indemnified party) unless such settlement imposes no liability, responsibility or other obligation upon the indemnified party and relieves it of all fault. If the indemnifying party does not elect to assume the defense of suit, it will reimburse the indemnified party for the reasonable fees and expenses of counsel retained by the indemnified party reasonably satisfactory to the indemnifying party. The indemnity and defense provisions set forth herein shall survive the termination of this Agreement.

      (e) This Section 8 is subject to the provisions of Section 5 of this Agreement.

      9. Record Retention and Confidentiality

      (a) TDA Clearing shall keep and maintain on behalf of the Funds all books and records which TDA Clearing is, or may be required to keep and maintain pursuant to any applicable statutes, rules and regulations, relating to the maintenance of books and records in connection with the services to be provided under this Agreement. TDA Clearing further agrees that all such books and records shall be the property of the Company and the Funds and to make such books and records available for inspection by the Company, the Funds or by the Commission at reasonable times. TDA Clearing shall otherwise keep confidential all books and records relating to the Funds and their shareholders, except when
(i) disclosure is required by law, (ii) TDA Clearing is advised by counsel that it may incur liability for failure to make a disclosure, (iii) TDA Clearing is requested to divulge such information by duly-constituted authorities or court process, or (iv) TDA Clearing is requested to make a disclosure by a shareholder or shareholder's agent with respect to information concerning an account as to which such shareholder has either a legal or beneficial interest or when requested by the Funds or the dealer of record as to such account. TDA Clearing shall provide the Funds with reasonable advance notice of disclosure pursuant to items (i) - (iii) of the previous sentence, to the extent reasonably practicable.

      (b) In the event the Funds receive data that contains information concerning customers that do not hold investments in the Funds, the Funds agree to hold such information in strict confidence and ensure that such information is not disclosed to persons not authorized to receive such information.

      10. Reports

      TDA Clearing shall furnish to the Company and to the Funds' properly-authorized auditors, investment advisers, examiners, distributors, dealers, underwriters, salesmen, insurance companies and others designated by the Company or the Funds in writing, such reports at such times as are prescribed in Schedule D to this Agreement, or as subsequently agreed upon by the parties pursuant to am amendment to Schedule D. The Company agrees to examine each such report or copy within 20 days and will report or cause to be reported any errors or discrepancies therein. In the event that errors or discrepancies, except such errors and discrepancies as may not reasonably be expected to be discovered by the recipient within 20 days after conducting a diligent examination, are not so reported within the aforesaid period of time, a report will for all purposes be accepted by and binding upon the Company, the Funds and any other recipient, and TDA Clearing shall have no liability for errors or discrepancies therein and shall have no further responsibility with respect to such report except to perform reasonable corrections of such errors and discrepancies within a reasonable time after requested to do so by the Company.

      l1. Rights of Ownership

      All computer programs and procedures employed or developed by or on behalf of TDA Clearing to perform services required to be provided by TDA Clearing under this Agreement are the property of TDA Clearing. All records and other data except such computer programs and procedures are the exclusive property of the Funds and all such other records and data shall be furnished to the Company or the Funds in appropriate form as soon as practicable after termination of this Agreement for any reason.

      12. Return of Records

      TDA Clearing may at its option at any time, and shall promptly upon the Company's or the Funds' demand, turn over to the Funds and cease to retain TDA Clearing's files, records and documents created and maintained by TDA Clearing pursuant t0this Agreement which are u0 longer needed by TDA Clearing in the performance of its services or for its legal protection. If not so turned over to the Company or the Funds, such documents and records shall be retained by TDA Clearing for six years from the year of creation. At the end of such six-year period, such records and documents shall be turned over to the Company or the Funds unless the Company or the Funds authorizes in writing the destruction of such records and documents. TDA Clearing may retain copies of any files or information in situations in which the deletion of such files would require systems changes or impose significant costs.

      13. Representations and Warranties of the Company

      (a) The Company represents and warrants to TDA Clearing that: (i) the Company is registered with the Commission as an open-end management investment company under the 1940 Act; (ii) as of the close of business on the Effective Date, each of the Funds which is in existence as of the Effective Date has a limited number of authorized shares as set forth in Schedule A; (iii) by virtue of its Charter, shares of each Fund which are redeemed by the Funds may be sold by the Funds from its treasury; (iv) this Agreement has been duly authorized by the Company and, when executed and delivered by the Company, will constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; (v) it has all necessary authorizations, licenses and permits to carry out its business as currently conducted; (vi) it is in compliance in all material respects with all laws and regulations applicable to its business and operations; (vii) this Agreement has been disclosed to and approved by the Board with respect to each Fund, and that the Company has provided all such information to the Board with respect to each Fund as may be appropriate (or has been requested by the Board) in connection with the review and approval by the Board of this Agreement and the arrangements contemplated under this Agreement, including amounts expended under this Agreement; and (viii) TDA Clearing either has been, or will be, given a copy of the resolutions evidencing such approvals of this Agreement.

      (b) The Company also represents and warrants to TDA Clearing that: (i) the Company has adopted a written anti-money laundering program ("AML Program"), and has appointed an officer of the Funds as the Funds' anti-money laundering compliance officer ("AML Compliance Officer"); and (ii) the AML Program and the designation of the AML Compliance Officer have been approved by the Board.

      14. Representations and Warranties of TDA Clearing

      (a) TDA Clearing represents and warrants t0 the Company that: (i) TDA Clearing has been in, and shall continue to be in compliance in all material respects with all provisions of law, including Section 17A(c) of the Exchange Act required in connection with the performance of its duties under this Agreement; (ii) the various procedures and systems which TDA Clearing has implemented with regard to safekeeping from loss or damage attributable to fire, theft or any other cause of the blank checks, records, and other data of the Funds and TDA Clearing's records, data, equipment, facilities and other property used in the performance of its obligations under this Agreement are adequate and that it will make such changes therein from time to time as are reasonably required for the secure performance of its obligations under this Agreement;
(iii) this Agreement has been duly authorized by TDA Clearing and, when executed and delivered by TDA Clearing, will constitute a legal, valid and binding obligation of TDA Clearing, enforceable against TDA Clearing in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the right and remedies of creditors and secured parties; (iv) it has all necessary authorization, licenses and permits to carry out its business as currently conducted; (v) its compliance policies and procedures are reasonably designed to detect and prevent violations of the federal securities laws and are effective in their implementation; and
(vi) it is in compliance in all material respects with all laws and regulations applicable to its business and operations as a transfer agent.

      (b) EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, ALL REPRESENTATIONS AND WARRANTIES, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES REGARDING QUALITY, SUITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE (IRRESPECTIVE OF ANY COURSE OF DEALING, CUSTOM OR USAGE OF TRADE) CONCERNING THE SERVICES OR ANY GOODS PROVIDED INCIDENTAL TO THE SERVICES PROVIDED UNDER THIS AGREEMENT BY TDA CLEARING ARE COMPLETELY DISCLAIMED.

      15. Insurance

      TDA Clearing shall maintain a fidelity bond covering larceny and embezzlement and an insurance policy with respect to professional liability errors and omissions coverage in amounts that are appropriate in light of its duties and responsibilities under this Agreement. Upon the request of the Company or the Funds, TDA Clearing shall provide evidence that coverage is in place. TDA Clearing shall notify the Company should its insurance coverage with respect to professional liability or errors and omissions coverage be canceled. Such notification shall include the date 0f cancellation and the reasons therefore. TDA Clearing shall notify the Company of any material claims against it with respect to services performed under this Agreement whether or not they may be covered by insurance, and shall notify the Company should the total outstanding claims made by TDA Clearing under its insurance coverage materially impair, or threaten to materially impair, the adequacy of its coverage. To the extent that policies of insurance may provide for coverage of claims for liability or indemnity by the parties set forth in this Agreement, the contracts of insurance shall take precedence and no provision of this Agreement shall be construed to relieve an insurer of any obligation to pay claims to a Fund, TDA Clearing or other insured party which would otherwise be a covered claim in the absence of any provision of this Agreement.

      16. Information to be Furnished by the Company

      The Company has furnished to TDA Clearing, or will furnish upon request, the following, as amended and current as of the effective date of this
Agreement:

      (a) A copy of the Charter of the Funds and of any amendments thereto, certified by the proper official of the state in which such Charter has been filed.

      (b) A copy of the Funds' Bylaws and any amendments thereto;

      (c) Certified copies of resolutions of the Board covering the following matters:

            (i) Approval of this Agreement and authorization of a specified officer of the Company to execute and deliver this Agreement and authorization for specified officers of the Company and the Funds to instruct TDA Clearing under this Agreement; and

            (ii) Authorization of TDA Clearing to act as Transfer Agent for the Funds.

      (d) A list of all officers of the Company and the Funds, with each Fund's AML Compliance Officer included among the officers therein, and any other persons (who may be associated with the Funds or the Company), together with specimen signatures of those officers and other persons who (except as otherwise provided herein to the contrary) shall be authorized to instruct TDA Clearing in all matters.

      (e) Two copies of the following {if such documents are employed by the Funds):

            (i)   Prospectus and Statement of Additional Information;

            (ii)  Distribution Agreement with Fund Distributors, Inc.; and

            (iii) All other  forms  commonly  used by a Fund or its  Distributor with regard to their relationships and transactions with shareholders of the Funds.

      (f) A certificate as to shares of common stock of the Funds authorized, issued, and outstanding as of the Effective Date and as to receipt of full consideration by the Funds for all shares outstanding, such statement to be certified by the Treasurer of the Funds.

      (g) A copy of the Funds' written AML Program.

      17. Information Furnished by TDA Clearing

      TDA Clearing has furnished to the Company, or will furnish upon request, evidence of the following:

      (a) Approval of this Agreement by TDA Clearing, and authorization of a specified officer of TDA Clearing to execute and deliver this Agreement.

      (b) Authorization of TDA Clearing to act as Transfer Agent for the Funds.

      18. Amendments to Documents

      The Company will provide TDA Clearing with advance notice of any material amendments to the items set forth in Section 16 of this Agreement. TDA Clearing will not be responsible for changing or conforming its services to any such amendments until TDA Clearing has reviewed and accepted responsibility for the relevant changes in services. TDA Clearing will consider such changes in good faith. In the event that any such amendment, or change in laws applicable to the Funds would require TDA Clearing to make specific changes to its service model, TDA Clearing will use reasonable good faith efforts to inform the Company of the changes that would be necessary, and set out the estimated costs and estimated implementation timetable for any additional services. The parties shall then in good faith agree to mutually agreeable terms applicable to such additional service.

      19. Reliance on Amendments

      TDA Clearing may rely on any amendments to or changes in any of the documents and other items to be provided by the Company and the Funds pursuant to Sections 16 and 18 of this Agreement and, subject to the provisions of
Section 5 of this Agreement, the Company and each Fund hereby, severally and not jointly, agrees to indemnify and hold harmless TDA Clearing from and against any and all claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character which may result from actions or omissions on the part of TDA Clearing in reasonable reliance upon such amendments and/or change with respect to such Fund. Although TDA Clearing is authorized to rely on the above-mentioned amendments to and changes in the documents and other items to be provided pursuant to Sections 16 and 18 of this Agreement, in the event the same relate to services provided by TDA Clearing under this Agreement, TDA Clearing shall have no liability for failure to comply with or take any action in conformity with such amendments or changes unless the Company first obtains TDA Clearing's written consent to and approval of such amendments or changes.

      20. Compliance with Laws

      (a) Except for the obligations of TDA Clearing set forth in Section 9 of this Agreement, the Company and the Funds assume full responsibility (and costs) for the preparation, contents, and distribution of each prospectus of each of the Funds as to compliance with all applicable requirements of the Securities Act of 1933, as amended (the "1933 Act"), the 1940 Act, and any other laws, rules and regulations of governmental authorities having jurisdiction. TDA Clearing shall have no obligation to take cognizance of any laws relating to the sale of the Funds' shares. The Funds represent and warrant that all shares of the Funds that are offered to the public are covered by an effective registration statement under the 1933 Act and the 1940 Act.

      (b) The Company, on its behalf and on behalf of the Funds, and TDA Clearing, agree to modify the AML Letter Agreement dated August 28, 2006, among the Funds, TD TDA Clearing, Inc. and National Investor Services Corp. to include TDA Clearing as a party to such Letter Agreement. The Company and TDA Clearing agree that the AML Letter Agreement sets forth the parties' respective anti-money laundering responsibilities.

      21. Notices

      Any notice provided under this Agreement shall be sufficiently given when sent by registered or certified mail to the party required to be served with such notice at the following address, or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section 21:

      If to the Company:

          TD Asset Management USA Funds Inc.
          c/o TD Asset Management USA Inc.
          31 W. 52nd Street, 21st Floor
          New York, NY 10019
          Attn:  William Song, General Counsel

      If to TDA Clearing:

          TD AMERITRADE Clearing, Inc.
          c/o TD AMERITRADE Holding Corporation
          6940 Columbia Gateway Drive, Suite 200
          Columbia, MD 21046
          Attn: Ellen Koplow, General Counsel

      22. Assignment

      This Agreement and the rights and duties under this Agreement shall not be assignable by either of the parties to this Agreement except with the written consent of the other party, which consent shall not be unreasonably withheld or delayed. This Section 22 shall not limit or in any way affect TDA Clearing's right to appoint third parties pursuant to Section 1 of this Agreement, This Agreement shall be binding upon, and shall inure to the benefit of, the parties to this Agreement and their respective successors and permitted assigns.

      23. Governing Law

      This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to New York's conflicts of laws principles, and the applicable provisions of the 1940 Act. To the extent that the laws of the State of New York conflict with the applicable provisions of the 1940 Act, the applicable provisions of 1940 Act shall control.

      24. Activities of TDA Clearing

      The services of TDA Clearing rendered to the Funds under this Agreement are not to be deemed to be exclusive. TDA Clearing is free to render such services to others and to have other businesses and interests. It is understood that trustees, directors, officers, employees and shareholders of the Funds are or may be or become interested in TDA Clearing, as officers, employees or otherwise and that partners, officers and employees of TDA Clearing and its counsel are or may be or become similarly interested in the Funds, and that TDA Clearing may be or become interested in the Funds as a shareholder or otherwise.

      25. Privacy

      Nonpublic personal financial information relating to consumers or customers of the Funds provided by, or at the direction of the Company or the Funds to TDA Clearing, or collected or retained by TDA Clearing in the course of performing its duties as transfer agent, shall be considered confidential information. TDA Clearing shall not give, sell or in any way transfer such confidential information to any person or entity, other than affiliates of TDA Clearing, except at the direction of the Company or the Funds or as required or permitted by law (including applicable anti-money laundering laws). TDA Clearing represents, warrants and agrees that it has in place and will maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to consumers or customers of the Funds. The Company represents to TDA Clearing that, to the extent applicable, each of the Funds has adopted a statement of its privacy policies and practices as required by the Commission's Regulation S-P and agrees to provide TDA Clearing with a copy of that statement annually.

      26. Access to be Provided

      TDA Clearing shall grant reasonable access to each of the Funds, the AML Compliance Officer, and regulators having jurisdiction over the Funds, to the books and records maintained by TDA Clearing as the same relates to the services performed under this Agreement on behalf of the Funds. Records may be edited or redacted to maintain confidentiality of materials related to other clients of TDA Clearing.

      27. Miscellaneous

      (a) Section headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

      (b) This Agreement constitutes the complete agreement of the parties to this Agreement as to the subject matter covered by this Agreement, and supersedes all prior negotiations, understandings and agreements bearing upon the subject matter covered herein.

      (c) This Agreement may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

      (d) No amendment to this Agreement shall be valid unless made in writing and executed by both parties to this Agreement.

      (e) The provisions of Sections 8, 9, 1l, 12, and 25 shall survive the termination o[ this Agreement.

      (f) This Agreement shall be construed to be made by the Company as a separate Agreement with respect to each Fund, and under no circumstances shall the rights, obligations or remedies with respect to a particular Fund he deemed to constitute a right, obligation or remedy applicable to any other Fund.

                         *     *     *     *     *

      IN WITNESS WHEREOF, the parties to this Agreement have caused this Agreement to be duly executed all as of the day and year first above written.

                                      TD ASSET MANAGEMENT USA FUNDS INC.

                                      By: /s/ Michele R. Teichner
                                         ---------------------------------------
                                      Name: Michele R. Teichner
                                      Title: Vice President


                                      TD AMERITRADE CLEARING, INC.

                                      By: /s/ Steve H. Woodward
                                         ---------------------------------------
                                      Name: Steve H. Woodward
                                      Title: Vice President & Managing Director

                                   SCHEDULE A
                                     FUNDS

Portfolios and Classes                                    AUTHORIZED SHARES
TDAM Money Market Portfolio
          Investor Class                                   17,000,000,000
          Class A                                           8,000,000,000
          Premium Class                                     6,000,000,000
          Select Class                                      2,000,000,000
TDAM U.S. Government Portfolio
          Investor Class                                    8,000,000,000
          Class A                                           6,000,000,000
TDAM Municipal Portfolio
          Investor Class                                    5,000,000,000
          Class A                                           5,000,000,000
TDAM California Municipal Money Market Portfolio
          Investor Class                                    8,000,000,000
          Class A                                           2,000,000,000
TDAM New York Municipal Money Market Portfolio
          Investor Class                                    8,000,000,000
          Class A                                           2,000,000,000

Revised September 24, 2007

                                   SCHEDULE B
                                    SERVICES

      1. processing the issuance, transfer and redemption of Fund shares, and recording the same in the appropriate shareholder accounts or, if the shares are held in an account in the name of TD AMERITRADE Clearing, Inc. ("TDA Clearing") for benefit of an identified customer, such account (collectively "Accounts");

      2. opening, maintaining, servicing and closing Accounts;

      3. acting as agent for the shareholders and/or customers of TDA Clearing in connection with Plan Accounts, upon the terms and subject to the conditions contained in the Prospectus and application relating to the specific Plan Account;

      4. exchanging the investment of an investor into or from the shares of one or more Portfolios of the Company if and to the extent permitted by the Prospectus at the direction of such investor;

      5. examining and approving legal transfers;

      6. furnishing confirmations of purchases and sales relating to shares as required by applicable law;

      7. furnishing  appropriate  periodic and statements  relating to Accounts,
together  with  additional   enclosures,   including   appropriate   income  tax
information and income tax forms duly completed, as required by applicable law;

      8. mailing annual, semi-annual and quarterly reports and dividend notices prepared by or on behalf of the Company, and mailing new Prospectuses upon their issue to shareholders as required by applicable law;

      9. furnishing such periodic statements of transactions effected by TDA Clearing, reconciliations, balances and summaries as the Company may reasonably request;

      10. withholding taxes 0unon-resident alien Accounts, and preparing and filing U.S. Treasury Department Form 1099 and other appropriate forms as required by applicable law with respect to dividends and distributions;

      11. processing dividend and distribution payments, including reinvesting dividends for full and fractional shares and disbursing cash dividends, as applicable;

      12. act as proxy agent in connection with the holding of annual, if any, and special meetings of shareholders, mailing such notices, proxies and proxy statements in connection with the holding of such meetings as may be required by applicable law, receiving and tabulating votes cast by proxy and communicating to the Company the results of such tabulation accompanied by appropriate certificates, and preparing and furnishing to the Company certified lists of shareholders (of the Company or one or more of its Funds, as appropriate) as of such date, in such form and containing such information as may be required by the Company;

      13. generate and maintain reports of Fund sales and provide Blue Sky information and reports to the Funds' Blue Sky processing agent; and

      14. provide to each Fund escheatment reports as reasonably requested by a Fund with respect to Accounts.

                                   SCHEDULE C
                                      FEES

      For the services provided to the Company by TDA Clearing pursuant to this Agreement, each Fund shall pay TDA Clearing on the first business day of each calendar month a fee for the previous month at the following rates for each portfolio (and class):

                                      Annual Rate as % of such
Portfolio             Class           Class' Average Daily Net Assets
---------             -----           -------------------------------
Money Market          Investor        0.10%
                      Premium         0.05%
                      Class A         0.10%
                      Select Class    0.10%
U.S. Government       Investor        0.10%
                      Class A         0.10%
Municipal             Investor        0.10%
                      Class A         0.10%
California Municipal  Investor        0.10%
                      Class A         0.10%
New York Municipal    Investor        0.10%
                      Class A         0.10%

      The value of each Fund's net assets shall be computed at the times and in the manner specified in the Company's registration statement on Form N-1A, as amended from time to time (the "Registration Statement"). Compensation by each Fund to TDA Clearing shall commence on the date of the first receipt by such Fund of the proceeds of me sale of its shares as described in the Registration Statement, and the fee for the period from the date such Fund shall first receive the proceeds of the sale of its shares as aforesaid to the end of the month which during such proceeds are so received, shall be pro-rated according to the proportion that such period bears to the full monthly period. Upon termination of this Agreement before the end of a month, the fee for such part of that month shall be pro-rated according to the proportion that such period bears to the full monthly period and shall be payable within seven (7) days after the date of termination of this Agreement.

      The Funds shall be responsible for the costs of preparing and mailing communications to shareholders, including, but not limited to prospectuses and proxy statements.

                                   SCHEDULE D
                                     REPORTS

1.    Daily Fund Activity Summary Report

            (a)   Beginning Balance

            (b)   Transactions

            (c)   Shareholder Transactions

            (d)   Reinvested Dividends

            (e)   Exchanges

            (f)   Adjustments

            (g)   Ending Balance

2.    Monthly Dividend Reports

3. A copy of the most recent internal audit report of the transfer agent functions conducted by TDA Clearing.

4. Provide no less than annually reports to the Chief Compliance Officer ("CCO") of the Funds to assist the CCO in her responsibilities with respect to Rule 38a-1 under the 1940 Act. Such reports to evidence review and testing of TDA Clearing's policies and procedures relating to its transfer agent responsibilities and obligations under this Agreement.

5. Such special reports and additional information that the parties may agree upon, from time to time.